EXHIBIT 5.1

February 3, 2006

Xcyte Therapies, Inc.

1124 Columbia Street

Suite 130

Seattle, Washington 98104

Re:	REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about this date (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock, par value $0.001 per share (the “Shares”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this Opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation